Exhibit 10.1

SEVENTH AMENDMENT TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

LEPERCQ CORPORATE INCOME FUND L.P.

This SEVENTH AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LEPERCQ CORPORATE INCOME FUND L.P. (this “Amendment”) is made and effective as of November 2, 2005 by and among the entities and individuals signatory hereto.

A.           Lepercq Corporate Income Fund L.P., a Delaware limited partnership (the “Partnership”), is governed by that certain Fifth Amended and Restated Agreement of Limited Partnership, dated as of December 31, 1996, as amended by Amendment No. 1 thereto dated as of December 31, 2000, by First Amendment thereto effective as of June 19, 2003, by Second Amendment thereto effective as of June 30, 2003, by Third Amendment thereto effective as of December 31, 2003, by Fourth Amendment thereto effective as of October 28, 2004, by Fifth Amendment thereto effective as of December 8, 2004 (the “Agreement”), and by Sixth Amendment thereto effective as of January 3, 2005. Unless otherwise defined, all capitalized terms used herein shall have such meaning ascribed such terms in the Agreement.

B.           Lex GP-1 Trust, a Delaware statutory trust, is the General Partner of the Partnership.

C.           Pursuant to Sections 4.2(A), 12.1, 12.2, 14.1(B)(2) of the Agreement, the General Partner has the power, without the consent of any other Partner to amend the Agreement as may be required to reflect the admission of Partners in accordance with the Agreement.

NOW, THEREFORE, the undersigned, being desirous of effectuating the foregoing and amending the Agreement accordingly, hereby enter into this Amendment and amend the Agreement as follows:

1.            Exhibit A. Exhibit A of the Agreement is hereby amended by adding the Westport Limited Partners Supplement attached as Exhibit 1 hereto to the end of Exhibit A of the Agreement, for the purposes of admitting the Westport Limited Partners (as defined on Exhibit 1) as Partners of the Partnership with the rights and obligations of Additional Limited Partners.

2.            Miscellaneous. Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on behalf of the Partnership in accordance with the provisions of Section 14.1 of the Agreement as of the date first written above.

GENERAL PARTNER:

LEX GP-1 TRUST

By:	/s/ T. Wilson Eglin______________

T. Wilson Eglin

President

Exhibit 1

Westport Limited Partner Supplement

As a result of the contribution of the interests in Westport View Corporate Center L.P. on November 2, 2005, the General Partner pursuant to Section 4.2.A and Sections 14.1.B(2) and 14.1.B(3) of this Agreement has authorized the issuance of Partnership Units to the contributors signatory hereto (collectively, the “Westport Limited Partners”). The Westport Limited Partners shall receive the number of Partnership Units set forth opposite their respective names below. For purposes of applying the terms and conditions of the Agreement, each Westport Limited Partner shall be a Partner of the Partnership with the rights and obligations of Additional Limited Partners. To the extent that the terms of this Supplement are different than the terms of the following sections of the Agreement, the terms of this Supplement shall apply.

Notwithstanding Section 5.1.A of the Agreement, each Westport Limited Partner shall be entitled to receive distributions with respect to each Partnership Unit equal to the cash dividend payable with respect to each REIT Share, determined at the time of each quarterly distribution beginning with the distribution payable to shareholders of record of LXP in February, 2006.

For purposes of Sections 6.1A and 6.1B of the Partnership Agreement, allocations of Net Income and Net Loss by the Partnership generally shall be made after giving effect to all allocations of taxable income to the Westport Limited Partners. Pursuant to the General Partner’s authority in Section 14.1.B(3), Partnership taxable income shall be specially allocated to the Westport Limited Partners in an amount equal to, but not in excess of, all cash distributions to the Westport Limited Partners; provided, however, that the Westport Limited Partners shall be allocated taxable income as otherwise required in Exhibit B and C of the Partnership Agreement. For purposes of Section 6.1C of the Partnership Agreement, Nonrecourse Liabilities of the Partnership shall be allocated to account for any income or gain to be allocated to the Westport Limited Partners pursuant to Sections 2.B and 2.D of Exhibit C, in the same priority as Nonrecourse Liabilities are allocated to the Property Limited Partners, the Red Butte Limited Partners, the Expansion Limited Partners, the Pacific Place Limited Partners, the Phoenix Limited Partners, the Savannah Limited Partners, the Anchorage Limited Partner, the Trademark Limited Partners, the Columbia Limited Partners, the LPM Limited Partner, the 12/31/03 Limited Partners, the Montgomery Limited Partners and any subsequent Additional Limited Partners that are admitted to the Partnership. The Partnership covenants to use its commercially reasonable efforts during the five-year period ending November 2, 2010 to retain sufficient Nonrecourse Liabilities to permit the allocation of such Nonrecourse Liabilities to the Westport Limited Partners in an amount sufficient to avoid recapture of tax liability with respect to the Westport Limited Partners’ negative capital accounts.

For purposes of Section 8.4 of the Partnership Agreement, beginning on November 2, 2006, and on each May 2nd and November 2nd thereafter (each a “Notice Date”), each Westport Limited Partner shall have the right (the “Westport Limited

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Partner Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date the Partnership Units held by such Westport Limited Partner for, at the election of the Partnership, the Redemption Amount or the Cash Redemption Amount to be delivered by the Partnership; provided, however, that such Westport Limited Partner must convert a number of Partnership Units equal to at least the lesser of (i) 1,000 Partnership Units, or (ii) all of the Partnership Units held by such Westport Limited Partner. The Westport Limited Partner Redemption Right shall be exercised pursuant to a Notice of Redemption (substantially in the form of Exhibits D-1 through D-4) delivered to the General Partner and LXP on a Notice Date by the Westport Limited Partner who is exercising the Westport Limited Partner Redemption Right (the “Westport Redeeming Partner”). The Westport Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions with respect to a Partnership Record Date after the Specified Redemption Date. The Partnership covenants to cause the registration of any REIT Shares, if any, issued in connection with a redemption in such a manner as is required so that the REIT Shares issued in connection with such redemption are freely transferable. The Assignee of a Westport Limited Partner may exercise the redemption rights of such Westport Limited Partner, and such Westport Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Westport Limited Partner, the Redemption Amount or Cash Redemption Amount, as applicable, shall be delivered by the Partnership directly to such Assignee and not to such Westport Limited Partner.

Notwithstanding anything in this Westport Limited Partner Supplement or this Agreement to the contrary, the Partnership and LXP may, upon receipt of a timely Notice of Redemption and in their sole and absolute discretion, delay the redemption of a Westport Redeeming Partner’s Partnership Units for a period of not more than thirty (30) days after the applicable Specified Redemption Date to comply with federal securities laws.

The following definitions shall for all purposes be applied to the following terms in this Westport Limited Partner Supplement:

“Cash Redemption Amount” shall mean an amount equal to the product of (i) the number of Partnership Units offered for redemption by the Westport Redeeming Partner, multiplied by (ii) sum of (a) the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Specified Redemption Date multiplied by (b) the Redemption Factor.

“Daily Market Price” means the price of REIT Shares on the relevant date, determined (a) on the basis of the last reported trading price of REIT Shares as reported on the New York Stock Exchange (the “NYSE”), or if the REIT Shares are not then listed on the NYSE, as reported on such national securities exchange upon which the REIT Shares are listed, or (b) if there is no reported sale or trade on the day in question, on the basis of the average of the closing bid and asked quotations regular way so reported, or (c) if REIT Shares are not listed on the NYSE or on any national securities exchange, on the basis of the high bid and low asked quotations regular way on the day in question in

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the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization.

The Partnership Units held by the Westport Limited Partners shall be subject to redemption by the Partnership if otherwise required by the terms of the Partnership Agreement.

LXP agrees to enter into a Guaranty Agreement with the Partnership on the date the Westport Limited Partners are admitted to the Partnership, on terms reasonably satisfactory to LXP and the Partnership, pursuant to which LXP shall guaranty the obligations of the Partnership to pay the Redemption Amount or the Cash Redemption Amount, as applicable, on the Specified Redemption Date.

Each Westport Limited Partner, LXP, the Partnership and the General Partner shall treat the transaction between LXP and such Westport Limited Partner as a sale of the Westport Redeeming Partner’s Partnership Units to LXP or the General Partner, as the case may be, for federal income tax purposes. The Westport Redeeming Partner agrees to execute, if applicable, such documents as the Partnership may reasonably require in connection with the issuance of REIT Shares upon exercise of its Redemption Right.

PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS
Name and Address of Partner	Capital Contribution[1]	Partnership Units	Percentage Interest	Redemption Exercise Date
Westport Limited Partners			0.01%	November 2, 2006
Henry Von Kohorn 2 Tierney Lane Westport, CT 06880	$5,060,920	231,092

Lester R. Giegerich, as Trustee for Trust dated January 17, 1976, as amended for the benefit of Brenda Klein Giegerich (the “Brenda Trust”) 1552 Post Road Fairfield, CT 06824	1,099,182	50,191

Lester R. Giegerich, as Trustee for Trust dated November 4, 1974, as amended for	741,047	33,838

_________________________

1 Agreed upon value of partnership interest in Westport View Corporate Center L.P. contributed.

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the benefit of Marsha G. Torkelson (the “Marsha Trust”) 1552 Post Road Fairfield, CT 06824

Arthur Goldblatt 15 Eastwood Road Norwalk, CT 06851	596,654	27,244

Lester R. Giegerich 1552 Post Road Fairfield, CT 06824	38,518	1,759

Stephen P. Lawrence 1552 Post Road Fairfield, CT 06824	28,747	1,313

CHAPPY ASSOCIATES, LLC 1552 Post Road Fairfield, CT 06824	149,072	6,807

Totals:	7,714,140	352,244

[Signature Page Follows]

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CONTRIBUTORS:

/s/ Henry Von Kohorn

Henry Von Kohorn

Lester R. Giegerich, as Trustee for Trust

dated November 4, 1974, as amended for

the benefit of Marsha G. Torkelson

(the “Marsha Trust”)

By: /s/ Lester R. Giegerich

Lester R. Giegerich, Trustee

Lester R. Giegerich, as Trustee for

Trust dated January 17, 1976, as amended

for the benefit of Brenda Klein Giegerich

(the “Brenda Trust”)

By: /s/ Lester R. Giegerich

Lester R. Giegerich, Trustee

/s/ Arthur Goldblatt

Arthur Goldblatt

/s/ Lester R. Giegerich

Lester R. Giegerich

/s/ Stephen P. Lawrence

Stephen P. Lawrence

CHAPPY ASSOCIATES, LLC

By: /s/ Lisa Lawrence

Name: Lisa Lawrence
Title: Manager

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